As filed with the Securities and Exchange Commission on January 27, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-3
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

Duke Energy Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-2777218 (I.R.S. Employer Identification Number)
525 South Tryon Street
Charlotte, North Carolina 28202
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael P. Callahan
Senior Vice President
and Treasurer
Duke Energy Corporation
525 South Tryon Street
Charlotte, North Carolina 28202
(704) 382-3853
(Name, address, including zip code, and telephone numbers, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement as determined by market conditions and other factors.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PROSPECTUS
DUKE ENERGY CORPORATION
InvestorDirect Choice Plan
Duke Energy Corporation (“Duke Energy”) is pleased to offer the InvestorDirect Choice Plan (the “Plan”), a direct stock purchase plan that provides a convenient method for investors to purchase shares of Duke Energy common stock and to reinvest cash dividends on the Duke Energy common stock for the purchase of additional shares. The Plan promotes long-term ownership in our common stock by offering:
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A simple way to increase your holdings in our common stock by automatically reinvesting your cash dividends; and

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The opportunity to purchase additional shares by making optional investments of at least $50 for any single investment, up to a maximum of $100,000 per month.

The Plan also provides us with a means of raising additional capital through the direct sale of our common stock.
You do not have to be a current shareholder to participate in the Plan. You can purchase your first shares of our common stock by making an initial investment of not less than $250 and not more than $100,000. In certain circumstances, we may permit greater initial investments. To the extent required by state securities laws in certain jurisdictions, shares of our common stock that are offered under the Plan to persons who are not presently record holders of our common stock may be offered only through a registered broker-dealer.
This prospectus relates to 5,000,000 shares of our common stock, par value $0.001 per share, offered for purchase under the Plan. Our common stock is listed on the New York Stock Exchange, or NYSE, under the trading symbol “DUK.”
You should read this prospectus carefully and retain it for future reference.
You should carefully read and evaluate the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission, or SEC. See “Risk Factors” on page 3.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is January 27, 2025.

REFERENCES TO ADDITIONAL INFORMATION
This prospectus incorporates important business and financial information about us from other documents that are not included in or delivered with this prospectus. This information is available for you to review through the SEC’s website, www.sec.gov. You can also obtain the documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address and telephone number:
Duke Energy
525 South Tryon Street
Charlotte, North Carolina 28202
(800) 488-3853
Attention: Investor Relations
www.duke-energy.com/investors
See “Where You Can Find More Information” on page 18.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Duke Energy” “we,” “our,” or “us” refer to Duke Energy Corporation, and its direct and indirect subsidiaries.

THE COMPANY
Duke Energy, together with its subsidiaries, is a diversified energy company with both regulated and nonregulated utility operations. We conduct business through the following operating business segments: Electric Utilities and Infrastructure and Gas Utilities and Infrastructure.
Our Electric Utilities and Infrastructure segment conducts operations primarily through the regulated public utilities of Duke Energy Carolinas, LLC, Duke Energy Progress, LLC, Duke Energy Florida, LLC, Duke Energy Indiana, LLC and Duke Energy Ohio, Inc. Our Electric Utilities and Infrastructure segment provides retail electric service through the generation, transmission, distribution and sale of electricity to approximately 8.4 million customers within the Southeast and Midwest regions of the U.S. The service territory is approximately 90,000 square miles across six states with a total estimated population of 27 million people. The operations include electricity sold wholesale to municipalities, electric cooperative utilities and other load-serving entities. Our Electric Utilities and Infrastructure segment is also a joint owner in certain electric transmission projects.
Our Gas Utilities and Infrastructure segment conducts natural gas operations primarily through the regulated public utilities of Piedmont Natural Gas Company, Inc., Duke Energy Ohio, Inc. and Duke Energy Kentucky, Inc. This segment, which serves residential, commercial, industrial and power generation natural gas customers, including customers served by municipalities who are wholesale customers. Duke Energy’s Gas Utilities and Infrastructure segment has over 1.7 million customers, including approximately 1.2 million customers located in North Carolina, South Carolina and Tennessee, and an additional 560,000 customers located within southwestern Ohio and northern Kentucky.
We are a Delaware corporation. The address of our principal executive offices is 525 South Tryon Street, Charlotte, North Carolina 28202 and our telephone number is (800) 488-3853. Our common stock is listed and trades on the New York Stock Exchange under the symbol “DUK”.
The foregoing information about Duke Energy is only a general summary and is not intended to be comprehensive. For additional information about Duke Energy, you should refer to the information described under the caption “Where You Can Find More Information.”

SUMMARY OF THE PLAN
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Enrollment:   An interested investor who does not already own shares of our common stock may enroll in the Plan by making an initial investment of at least $250 and submitting a completed Enrollment Form. Alternatively, you may enroll utilizing our Plan Wizard which allows you to provide the required banking information and authorize the Administrator to deduct the appropriate funds for your initial share purchase. The Plan Wizard can be accessed by visiting our website at www.duke-energy.com/investors. Current shareholders may participate by submitting a completed Enrollment Form. If your shares of our common stock are held in a brokerage account, you may participate directly by registering some or all of those shares in your name or by making arrangements with the broker, bank or other intermediary account to participate on your behalf.

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Reinvestment of Dividends:   You may elect to have between ten percent and one hundred percent of your cash dividends on our common stock automatically reinvested toward the purchase of additional shares of our common stock. If you elect to have only a portion of your dividends reinvested, you will receive a cash payment on the remaining portion.

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Optional Investments:   You may invest additional funds in our common stock through optional investments of at least $50 for any single investment up to $100,000 per month. You may make such optional investments occasionally or at regular intervals, as you desire. Optional investments in excess of $100,000 per month may only be made in accordance with the procedures described in “Optional Investments Over Maximum Monthly Amount” under “Optional Investments” below. Optional investments will be fully invested in our common stock through the purchase of whole shares and fractional shares. We will pay or reinvest proportionate cash dividends on fractional shares of our common stock depending upon your reinvestment election.

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Safekeeping of Certificates:   The Plan offers a safekeeping service whereby you may deposit certificates representing our common stock held in certificate form into the Plan. The safekeeping service is free of any service charges. Deposited shares will be directly held in your Account, and we do not issue new certificates.

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Gifts or Transfer of Shares:   You may direct us to transfer all or a portion of the shares of our common stock credited to your Account to another person, whether or not the transferee is a participant in the Plan. There is no cost for this service, and it is available for all shares held in the Plan, including shares deposited into the Plan for safekeeping.

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Sale of Shares:   You may sell shares of our common stock credited to your Account (including those shares deposited into the Plan for safekeeping) through the Plan through a batch sale request, market order, or day limit order. The timing and pricing of each type of sale order is described below in more detail. Each type of sale order will incur a flat administrative sale fee and a brokerage commission fee per share sold. A shareholder will receive the proceeds of the sale less any applicable fees, and any required tax withholdings or transfer taxes will be deducted from the proceeds that you receive from the sale.

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Statement of Account:   You will receive a statement of account in months in which you make an optional investment, reinvest cash dividends or deposit, transfer or withdraw shares under the Plan. The Administrator will also send a statement after the sale of shares under the Plan.

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Fees:   Please refer to Appendix A for the complete Fee Schedule.

RISK FACTORS
Investing in our common stock involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024, and September 30, 2024, together with all of the other information included in this prospectus and any other information that we have incorporated by reference, including filings made with the SEC subsequent to the date of this prospectus. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows. In addition, there are risks associated with participation in the Plan, as described below.
Risks Relating to Participation in the Plan
You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.
The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this period, you may become aware of additional information that might affect your investment decision, but you may not be able to change or cancel your purchase authorization.
You may not be able to direct the specific time or price at which your shares are sold under the Plan.
If you instruct the Administrator to sell shares under the Plan, depending on the type of sale order, you may not be able to direct the time and price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale.
We may be unable to, or may choose not to, continue to pay dividends on our common stock at current rates or at all.
Any future payments of cash dividends will depend on our financial condition, our capital requirements and earnings, and the ability of our operating subsidiaries to distribute cash to us, as well as other factors that our board of directors may consider.

FORWARD-LOOKING STATEMENTS
This prospectus and the information incorporated by reference in this prospectus include forward- looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our management’s beliefs and assumptions and can often be identified by terms and phrases that include “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” “target,” “guidance,” “outlook,” or other similar terminology.
Various factors may cause actual results to be materially different than the suggested outcomes within forward- looking statements; accordingly, there is no assurance that such results will be realized.
In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements included or incorporated by reference in this prospectus might not occur or might occur to a different extent or at a different time than described. Forward-looking statements speak only as of the date they are made and we expressly disclaim an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
USE OF PROCEEDS
We will receive proceeds from the sale of our common stock pursuant to the Plan only to the extent that those sales are of newly issued shares of our common stock made directly from us, and not from open market purchases. Any proceeds that we receive from sales of newly issued shares will be used for general corporate purposes. We cannot estimate the amount of any such proceeds at this time.
ADMINISTRATION OF THE PLAN
Duke Energy has appointed Broadridge Corporate Issuer Solutions, LLC (“Broadridge”) as Administrator of the Plan. Broadridge also acts as the transfer agent and registrar for our common stock. The Administrator’s responsibilities include:
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receiving optional investments;

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maintaining records;

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issuing statements of account; and

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performing other duties required by the Plan.

You may contact the Administrator as detailed below.

TELEPHONE NUMBERS AND MAILING ADDRESS
For information about the Plan:
Toll-free telephone: (800) 488-3853
Local/ international telephone: (754) 238-3853
FAX: (215) 553-5402
Internet: www.duke-energy.com/investors
Contact us by email: shareholder@broadridge.com
You should mail written requests and optional investments to:
Broadridge Corporate Issuer Solutions, LLC
P.O. Box 1342
Brentwood, New York 11717-0718
For Overnight Delivery:
Broadridge Corporate Issuer Solutions, LLC
Attention: IWS
1155 Long Island Avenue
Edgewood, New York 11717-8309
ENROLLMENT
You are eligible to participate in the Plan if you meet the requirements outlined below. If you are a citizen or resident of a country other than the United States, its territories and possessions, you must first determine that participating in the Plan will not violate local laws applicable to us, the Plan and you as a participant.
If you do not currently own any shares of our common stock, you may participate in the Plan after receiving a copy of this prospectus and returning a completed Enrollment Form along with your initial investment of at least $250 and not more than $100,000. Alternatively, you may enroll utilizing our Plan Wizard, which allows you to provide the required banking information and authorize the Administrator to deduct the appropriate funds for your initial share purchase. The Plan Wizard can be accessed by visiting our website at www.duke-energy.com/investors. Please refer to the section below entitled, “Online Enrollment and Account Maintenance,” for additional information regarding online account services. Some state securities laws require that a registered broker-dealer send information to their residents. A registered broker-dealer will forward this prospectus and the Enrollment Form to residents of those states rather than our providing that information directly to those residents.
If you already own shares of our common stock and those shares are registered in your name, you may join the Plan after receiving a copy of this prospectus and returning a completed Enrollment Form. Registered shareholders should be sure to sign their names on the Enrollment Form exactly as registered on their stock account. Or, an existing investor can enroll in the Duke Energy InvestorDirect Choice Plan online through our website simply by creating a profile and logging into his or her account. If you are currently participating in the Plan, you do not need to take any action to continue to participate. However, if you wish to change your participation in any way, please contact the Administrator for instructions.
If you hold your shares of our common stock in a brokerage, bank or other intermediary account — that is, in “street name” — you may participate in the Plan by instructing your broker, bank or other intermediary account to register the shares in your name or by making arrangements with the broker, bank or other intermediary account to participate on your behalf.

ONLINE ENROLLMENT AND ACCOUNT MAINTENANCE
You may enroll in the Plan via our online service available at www.duke-energy.com/investors. Many of the shareholder service options described in this prospectus are also available via this online tool. Broadridge will hold any personal information you provide, as Administrator of the Plan and on behalf of Duke Energy, pursuant to the Privacy Statement, which can be found on the same website.
INVESTMENT OPTIONS
The options regarding the reinvestment of your dividends are listed below. You may change a reinvestment decision at any time by notifying the Administrator in writing. Your notification must be received prior to the record date for a dividend for it to be reinvested. The dividend record date for our common stock is normally the Friday closest to the 15th of February, May, August and November.
FULL DIVIDEND REINVESTMENT — Your cash dividends on all shares of our common stock are automatically reinvested. This includes reinvestment on Plan shares and direct registration shares.
PARTIAL DIVIDEND REINVESTMENT — You must specify the percentage of your Plan dividends you wish to have reinvested in our common stock (minimum of 10%). Dividends on the remaining shares are paid in cash.
Direct Deposit of Cash Dividends:   If you choose the partial dividend reinvestment option, you may elect to have your cash dividends deposited directly into your U.S. bank account on the dividend payment date instead of receiving a check by mail. To make this election, you must complete a direct deposit authorization form and return it to the Administrator, along with a voided check for the designated bank account. The direct deposit authorization form is available from the Administrator. Alternatively, you may make this election through your online account. In order to initiate, change or stop the direct deposit of dividends, the Administrator must receive your written request at least 30 days before the dividend payment date.
OPTIONAL INVESTMENTS
You can purchase shares of our common stock by using the Plan’s optional investment feature. To purchase shares by making optional investments, you must invest at least $50 at any one time (at least $250 for an initial investment if you are not already a shareholder) but cannot invest more than $100,000 per month, except as described below under “Optional Investments Over Maximum Monthly Amount.” Any optional investment of less than $50 ($250 for an initial investment by an investor who is not a shareholder) and the portion of any optional investment or investments totaling more than $100,000 per month will be returned without interest. You have no obligation to make any optional investments under the Plan.
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Timing of Investments:   An “Investment Date” for optional investments will occur each Thursday, or, if that day is not a business day, the business day immediately following that Thursday. The Administrator must receive optional investments no later than two business days before an Investment Date for those investments to be invested in our common stock beginning on that Investment Date. Otherwise, the Administrator may hold those funds and invest them beginning on the next Investment

Date. No interest will be paid on funds held by the Administrator pending investment. Accordingly, you may wish to transmit any such investments so as to reach the Administrator shortly — but not less than two business days — before an Investment Date in order to minimize any time period during which your funds are not invested. Dividend payments that you have designated for reinvestment will be invested on the Investment Date immediately following the applicable dividend payment date.
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Method of Payment:

Check or Money Order — You may make optional investments during any month by delivering to the Administrator a completed optional investment stub (the tear-off portion located at the bottom of your statement) or an Enrollment Form and a personal check or money order made payable to Broadridge Corporate Issuer Solutions, LLC. Cash payments will not be accepted.
Recurring Bank Draft — You may pre-authorize the Administrator to deduct a set amount ($25 minimum) from a U.S. checking, savings or credit union account. To initiate the bank draft, you may complete and sign a Bank Draft Authorization Form and return it to the Administrator with a voided check for the bank account from which funds are to be drafted. The Bank Draft Authorization Form is available on the Enrollment Form or through the Administrator. You may also make this election online through your online account. Recurring bank drafts will be initiated as promptly as practicable. After the recurring bank draft is established, funds will be drawn on the 16th of each month or, if that date falls on a non-business day, the next business day. You should allow up to 4 weeks for the first recurring bank draft to be initiated. In order to terminate a recurring bank draft, you must either notify the Administrator in writing or terminate the recurring bank draft through your online account at least 10 business days before the next recurring bank draft date in order for the termination to be effective by that date.
One-Time Online Draft — You may pre-authorize the Administrator to deduct at least $50 for a single investment, or up to a maximum of $100,000 per month, through the Automatic Investment feature available through our online service. Your bank account will be debited within one to five business days once the Automatic Investment form is submitted online. You should allow up to two weeks for the one-time draft to be initiated for any bank account which has been newly entered on your Account. Shares will be purchased on the next Investment Date.
Other forms of payment, such as wire transfers, may be made, but only if the Administrator provides advance approval. You should direct any inquiries regarding other forms of payment to the Administrator as indicated above under the caption “Telephone Numbers and Mailing Address.” The Administrator may impose fees for checks or drafts returned for insufficient funds, in amounts determined from time to time.
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Dividends on Shares Purchased:   If shares that you have purchased by optional investment are added to your Account on or before a dividend record date, you will receive the upcoming dividend on those newly added shares as well as any other shares already credited to your Account. We generally pay dividends on our common stock on the 16th of March, June, September and December to shareholders of record on the Friday closest to the 15th of February, May, August and November. Thus, shares purchased by optional investment by the first Investment Date occurring in February,

May, August and November will be credited to your Account in time to receive dividends payable with respect to the dividend record date in that month.
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Pending Investments:   Optional investments, pending investment pursuant to the Plan, will be credited to your Account and held in a trust account which will be separate from any of our other funds or monies. Any such investments that are not invested in our common stock within 30 days of receipt will be promptly returned to you.

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Optional Investments Over Maximum Monthly Amount:   Optional investments in excess of $100,000 per month (including any initial investments in excess of $100,000) may be made only with our approval by investors that submit Requests for Waiver in accordance with the procedure described in a document to be delivered to such investors, called “Duke Energy Corporation InvestorDirect Choice Plan — Optional Investments Over Maximum Monthly Amount,” a copy of which is filed as Exhibit 99 to the registration statement of which this prospectus forms a part. That exhibit is incorporated by reference into this prospectus and is available upon request from the Administrator.

PURCHASE OF SHARES
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Source of Shares:   Shares of our common stock needed to meet the requirements of the Plan will be either newly issued shares purchased directly from us or shares purchased in the open market through a registered broker-dealer engaged by the Administrator (which may be an affiliate of the Administrator). We will not change our determination regarding the source of shares more than once in any 3-month period.

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Pricing of Newly Issued Shares:   The price of each newly issued share purchased directly from us for dividend reinvestments or for optional investments not exceeding $100,000 per month will be the average of the high and low sale prices of our common stock reported on the New York Stock Exchange for the trading date preceding the Investment Date. In the event no trading is reported for that trading day, we may determine the purchase price on the basis of market quotations as we deem appropriate.

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Pricing of Shares Purchased in the Open Market:   The price of any shares of our common stock purchased in the open market to satisfy Plan requirements will be the weighted average price per share of the aggregate number of shares purchased for the relevant Investment Date. The number of shares (including any fraction of a share, rounded to four decimal places) of our common stock purchased in the open market that is credited to your Account for a particular Investment Date will be determined by dividing the total amount of cash dividends, optional investments and/or initial investments to be invested for you on that Investment Date by the relevant purchase price per share, less any applicable fees. Please refer to Appendix A for the complete Fee Schedule.

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Timing of Purchases:   Purchases in the open market may begin on the relevant Investment Date and will be completed no more than 15 days after that Investment Date. For dividends being reinvested, purchases may begin immediately after the dividend payment date. Funds not invested in our common stock within 30 days of receipt will be promptly returned to you. With regard to open market purchases of shares of our common stock, neither the Administrator, nor any participant in the Plan, will have any authority or power to:

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direct the time or price at which shares may be purchased; or

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designate the markets on which shares are to be purchased.

Therefore, you will not be able to precisely time your purchases through the Plan and will bear the market risk associated with fluctuations in the price of our common stock.
SALE OF SHARES
You may request, at any time, that all or a portion of the shares of our common stock credited to your Account be sold by calling the Administrator, delivering written instructions to the Administrator or by completing a sale request through our online service. Written instructions may be sent either by mail or telecopier (fax) and must be signed by all registered holders of those shares. The Administrator will forward the instructions to the registered broker-dealer (which may be an affiliate of the Administrator), who will sell the shares as promptly as practicable. The broker-dealer cannot, however, sell any certificated shares owned by a participant in the Plan unless the certificates are first deposited into the Plan using the safekeeping feature.
Shareholders may request shares sold through a batch sale request, market order or day limit order. The timing and pricing of each type of sale order differs and is described below in more detail. Each type of sale order will incur a flat administrative sale fee and a brokerage commission fee per share sold. A shareholder will receive the proceeds of the sale less any applicable fees and any required tax withholdings or transfer taxes. Please refer to Appendix A for the complete Fee Schedule.
Timing of Sales and Pricing of Shares Sold:
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Batch Sales — The sale price of any shares sold will be the weighted average price of all shares sold for participants in the Plan during the period in which the broker dealer is provided with Plan shares for that sale.

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Market Order — A market order is a request to sell shares promptly at the current market price. Market order sales can be initiated through our website by logging into your shareholder account or by contacting the Administrator by telephone. Market order sale requests will be submitted to a registered broker-dealer utilized by the Plan promptly upon receipt during market hours (normally 9:30AM to 4:00PM Eastern Standard Time). Any orders received during the hours that the market is not open, will be submitted to a registered broker-dealer utilized by the Plan promptly the next business day when the market is open. All market orders are considered irrevocable upon final submission of the order and cannot be cancelled. Depending on the current trading activity of that security, there may not be a market for your request and the order could be cancelled at the end of the trading day resulting in no sale of such shares. To determine if shares were sold, a participating shareholder should access their account online at our website or by contacting the Administrator. If the market order sale was not filled and a participating shareholder still wants the shares sold, a sale request will need to be resubmitted. The price will be the market price of the sale obtained by the broker-dealer utilized by the Plan. Broadridge, as the Administrator, does not have control over, nor guarantee, the date, time, or pricing associated with any shares that are sold through the Plan. All sale orders are submitted as All-or-None (AON) orders and, depending on market conditions, the order may not be included in market open trades and/or not executed at all.

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Day Limit Order — A day limit order is an order to sell securities when and if the stock reaches a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of the trading day (or, for orders placed after-market hours, the next business day the market is open). All limit orders are considered irrevocable upon final submission of the order and cannot be cancelled within market trading hours. Depending on the current trading activity of that security, there may not be a market for your request and the order could be cancelled at the end of the trading day resulting in no sale of such shares. Should you submit a limit order that falls under the current trading price at the time of receipt by the broker-dealer utilized by the Plan, there is a chance the order will be cancelled upon receipt if it exceeds certain pricing thresholds meant to protect you from erroneous entries. Please check your account transaction upon the submission of any limit orders submitted to ensure it was received and accepted. The order may be cancelled by the applicable stock exchange or by the broker engaged by the Administrator due to certain restrictions. Each day limit order sale will incur a flat administrative fee to the Administrator per transaction request. All sale orders are submitted as All-or-None (AON) orders.
The Administrator will automatically treat all sale requests received in writing as batch order sales requests. Individuals participating in the Plan should be aware that the share price may fluctuate between the time your transaction request is received and the time the transaction is affected on the open market. This price risk will be borne solely by you. The Administrator may, but is not obligated to, accept written requests to revoke transaction requests. Please be aware that all sales options may not always be available, and options are pending availability at the Administrator.
The Administrator reserves the right to close your Account if the share balance in the Account is less than one whole share. If the Administrator exercises this right, you will receive a check for the value of any fractional share less any applicable fees and any required tax withholdings or transfer taxes.

SAFEKEEPING OF CERTIFICATES
You may deposit any shares of our common stock that you hold in certificate form into the Plan for safekeeping by delivering those stock certificates, unendorsed, to the Administrator and requesting that the shares be credited to your Account. You may do this at the time of enrollment by delivering the certificates along with a completed Enrollment Form or at any later time. Also, shares issued in direct registration are eligible for safekeeping in the Plan by delivering written instructions to the Administrator. The safekeeping feature is offered at no charge to you and eliminates the risk associated with the loss of stock certificates.
The shares of our common stock that you deposit will be credited to your Account and will be treated in the same manner as shares of our common stock purchased under the Plan and credited to your Account.
Cash dividends paid on shares of our common stock that are deposited into the Plan for safekeeping will be reinvested in shares of our common stock or paid to you in accordance with your percentage reinvestment election as designated on your Enrollment Form.
We do not issue new certificates representing our common stock.
GIFTS OR TRANSFERS OF SHARES
You may give or transfer shares of our common stock to anyone you choose by:
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making an initial investment to establish an Account in the recipient’s name. Simply complete and submit an Enrollment Form to the Administrator in the recipient’s name together with the required initial investment of at least $250 but not more than $100,000; or

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making an optional investment in an amount of at least $50 but not more than $100,000, on behalf of an existing participant; or

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transferring shares from your Account to another person as described below.

You may transfer ownership of all or part of your Plan shares by delivering a written request to the Administrator with instructions for the change in ownership. Requests for Account transfers are subject to the same requirements as requests for the transfer of securities, including the requirement that the Administrator receive a properly executed and signed stock power with signatures guaranteed by a financial institution participating in the Medallion Signature Guarantee program. Most banks and brokers participate in the Medallion Signature Guarantee program.
Shares of our common stock credited to your Account may not be pledged or assigned. If you wish to pledge or assign your shares, you must withdraw those shares from your Account.
DIRECT REGISTRATION
You may request the Administrator hold your common shares in a book entry position, through direct registration. This is an electronic form of share ownership. If you hold shares in a brokerage, bank or other intermediary account and instruct your broker, bank or other intermediary account to register the shares in your name, the shares will be received by the Administrator and held in direct registration, until otherwise directed by you.
You may convert at any time, free of charge, to direct registration form for all or a part of the whole Plan shares of our common stock credited to your Account upon written request to the Administrator. The conversion of Plan shares to direct registration form will not change your reinvestment instructions unless you direct otherwise. Any remaining whole or fractions of shares of our common stock will continue to be credited to your Account. No fractional shares of our common stock will be issued in direct registration form under any circumstances.
Shares in direct registration form will be issued in the name(s) in which the Account is registered unless you instruct otherwise. If the shares are to be issued in a name other than your Account registration, the signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Signature Guarantee program. Most banks and brokers participate in the Medallion Signature Guarantee program.
STATEMENTS OF ACCOUNT
You will receive a statement of account in months in which you make an optional investment, reinvest cash dividends or deposit, transfer or withdraw shares under the Plan. The Administrator will also send a statement after the sale of shares under the Plan. If you participate in the Plan through a broker, bank or other intermediary account, you should contact that party regarding your statement.
Please notify the Administrator promptly of any change in your address.   The Administrator will mail all notices, statements and reports to your address of record, unless you have elected to receive statements electronically through our online service. You should retain the statements that you receive in order to establish the cost basis of shares purchased under the Plan for tax and other purposes.
TERMINATION OF PARTICIPATION
You may terminate your participation in the Plan at any time by delivering written instructions to the Administrator, either by mail or telecopier (fax), signed by all registered holders listed on the Account. You may also submit a termination request online by selling all shares through our online service. Upon termination, you must elect either to receive direct registration shares for the number of whole shares held in your Account and a check for the value of any fractional share, or to have all the shares in your Account sold for you as described under the section entitled “Sale of Shares” in this prospectus.
The Administrator will send your statement and/or proceeds to you as soon as practicable. If the Administrator receives a notice of termination after a dividend record date but before the related dividend payment date, a separate dividend check will be mailed to you on the dividend payment date. Thereafter, cash dividends on any remaining shares of our common stock that you hold will be paid to you and will not be reinvested.

OTHER INFORMATION
•
Stock Dividend/Stock Split:   Any stock dividends or split shares that we distribute on shares credited to your Account will be added to your Account. Stock dividends or split shares that we distribute on shares registered in your name outside of the Plan will be distributed directly to you in the same manner as to holders of shares of our common stock who are not participating in the Plan.

•
Rights Offering:   Your entitlement under the Plan in a regular rights offering will be based upon your total holdings of our common stock in the Plan. We will issue stock rights only for the number of whole shares credited to your Account. Rights based on a fraction of a share held in your Account will be sold for the Account and the net proceeds will be invested in our common stock and added to your Account by the end of the following month.

•
Voting of Proxies:   You will have the exclusive right to exercise all voting rights with respect to shares of our common stock credited to your Account. You will receive proxy materials from us for each shareholder meeting, including a proxy statement and a form of proxy covering all shares credited to your Account and all shares of stock registered in your name outside of the Plan as of the record date for the shareholder meeting. You are encouraged to enroll for electronic delivery of proxy materials by going to www.icsdelivery.com/duk and following the instructions.

•
Shareholder Communications:   In addition to proxy materials, participants in the Plan will have the right to receive all communications sent to holders of our common stock generally.

•
Responsibility of the Administrator:   The Administrator will not be liable for any act done in good faith or for the good faith omission to act in connection with the Plan, including any claim of liability arising out of failure to terminate your Account upon your death prior to receipt of written notice of your death, or with respect to the prices at which shares of our common stock are purchased or sold for your Account and the times when those purchases and sales are made.

•
Plan Modification or Termination:   We reserve the right to suspend, modify or terminate the Plan at any time without the approval of participants in the Plan. We will send notice of any suspension, termination or significant modification of the Plan to all participants, who will in all events have the right to withdraw from participation.

•
Multiple Accounts:   We reserve the right to aggregate all optional investments for participants with more than one Account using the same name, address or social security or taxpayer identification number. Also, for the purpose of such limitations, all participants’ Accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. In the event that we exercise our right to aggregate investments and the result would be an investment in excess of $100,000 per month we will return, without interest, as promptly as practicable, any amount in excess of $100,000.

We cannot assure you of a profit or protect you against a loss on the shares of our common stock that you purchase or sell under the Plan.
The payment of dividends is at the discretion of our Board of Directors and will depend upon future earnings, our financial condition and other factors. There can be no assurance as to the declaration or payment of any dividend. Nothing in the Plan obligates us to declare or pay any dividend on our common stock.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of certain U.S. federal income tax consequences regarding the Plan. This summary is based on current law and may be affected by future legislation, Internal Revenue Service rulings and other administrative pronouncements, income tax regulations and court decisions. This discussion does not purport to deal with all aspects of taxation that may be relevant to you in light of your circumstances, or if you are a type of investor who is subject to special treatment under U.S. federal income tax law (including, without limitation, insurance companies, partnerships, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States). YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES (INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES) OF PARTICIPATING IN THE PLAN, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.
In general, the amount of cash dividends paid by Duke Energy will be includable in your income even though reinvested under the Plan. When your dividends are reinvested to acquire shares (including any fractional share) directly from us, you will be treated as having received on the dividend payment date a taxable dividend in an amount equal to the fair market value of our common stock purchased for your account under the Plan. When your dividends are reinvested to acquire shares (including any fractional share) purchased in market transactions, you will be treated as having received a taxable dividend equal to the amount of cash dividends used to make those purchases.
If you make optional investments that are subject to a waiver discount, you may be treated as having received an additional dividend distribution equal to the excess, if any, of the fair market value of the shares acquired on the Investment Date over the amount of your optional investment. The Internal Revenue Service has issued private letter rulings on plans similar to the Plan which ruled that shareholders making optional investments will not be treated as having received such dividend income if the shareholders are not also participants in the dividend reinvestment aspect of the plan. Private letter rulings are not precedent and may not be relied upon by persons other than the taxpayers to which they are issued.
We will report to you for tax purposes the dividends to be credited to your account. Such information will also be furnished to the Internal Revenue Service to the extent required by law.
The tax basis of shares acquired through the reinvestment of dividends pursuant to the Plan will generally equal the amount of distributions you are treated as receiving, as described above, and increased by the amount of any applicable fees incurred by the Plan. The tax basis of shares purchased with optional investments will be equal to the amount of those investments increased by the amount of any additional dividend that you are treated as having received as a result of a waiver discount. The tax basis of shares purchased in the open market to satisfy Plan requirements will be increased by the amount of any applicable fees incurred by the Plan on your behalf. Your December Plan statement will disclose all Plan activities for the year and may be useful when calculating your tax basis. The holding period for shares acquired under the Plan (including any fractional share) generally will begin on the date after the date on which the shares are purchased and credited to your Plan account, regardless of the source of purchase. Consequently, shares of our common stock acquired at different times will have different holding periods.

Upon the sale of either a portion or all of your shares from the Plan, you may recognize a capital gain or loss based on the difference between the sales proceeds and the tax basis in the shares sold, including any fractional share. Such capital gain or loss will be long-term capital gain or loss if your holding period for your shares or fractional share exceeded the Internal Revenue Code’s applicable period (currently one year) at the time of disposition.
If you are subject to withholding taxes, we will withhold the required taxes from the gross dividends and from the proceeds from the sale of shares. The dividends and proceeds received by you, or dividends reinvested on your behalf, will be net of the required taxes.
INTERPRETATION OF THE PLAN
Our officers are authorized to take any actions that are consistent with the Plan’s terms and conditions. We reserve the right to interpret and regulate the Plan as we deem necessary or desirable in connection with the Plan’s operations.
PLAN OF DISTRIBUTION
Subject to the availability of shares of our common stock registered for issuance under the Plan, there is no maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from the waiver discounts applicable to optional investments over $100,000 per month made pursuant to Requests for Waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purpose of the Plan.
Upon withdrawal by a participant from the Plan by the sale of shares of our common stock held under the Plan, the participant will receive the proceeds of that sale less any applicable fees and any required tax withholdings or transfer taxes.
Our common stock may not be available under the Plan in all states. We are not making an offer to sell our common stock in any state where the offer or sale is not permitted.
EXPERTS
The consolidated financial statements incorporated in this prospectus by reference from Duke Energy Corporation’s Annual Report on Form 10-K and the effectiveness of Duke Energy Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

CERTAIN LEGAL MATTERS
The validity of the common stock offered by this prospectus has been passed upon for us by Elizabeth H. Jones, who is Deputy General Counsel of Duke Energy Business Services LLC, the service company affiliate of Duke Energy Corporation.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file annual, quarterly and current reports and other information with the Securities and Exchange Commission, or the SEC. Our filings with the SEC, as well as additional information about us are also available to the public through our website at http://www.duke-energy.com and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. The information on our website is not a part of this prospectus. Our filings are also available to the public through the SEC website at http://www.sec.gov.
The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering of Common Stock under this prospectus is completed.
•
Annual Report on Form 10-K for the year ended December 31, 2023, including the portions of our definitive proxy statement filed on Schedule 14A on March 22, 2024 that are incorporated by reference therein;

•
Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024, and September 30, 2024;

•
Current Reports on Form 8-K filed on January 5, 2024, January 12, 2024, January 31, 2024, March 15, 2024, April 12, 2024, May 13, 2024, June 7, 2024, August 22, 2024, and January 13, 2025; and

•
The description of our common stock contained in our Current Report on Form 8-K filed on April 4, 2006, as updated and supplemented by the description of our common stock contained under the heading “Description of Capital Stock” in the Duke Energy Corporation prospectus dated September 23, 2022, filed as part of our Form S-3 registration statement File No. 333-267583, filed with the SEC on September 23, 2022, including any amendment or report filed for the purpose of updating such description.

We will provide you without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference in this prospectus. You may request a copy by writing us at the following address or telephoning one of the following numbers:

Investor Relations Department
Duke Energy Corporation
P.O. Box 1005
Charlotte, North Carolina 28201
(800) 488-3853 (toll-free)

Appendix A
DUKE ENERGY INVESTORDIRECT CHOICE PLAN
Fee Schedule
Investment Summary and Fees
Summary
Minimum cash investments
Minimum one-time initial purchase for new investors	$250.00
Minimum one-time optional cash investment	$50.00
Minimum recurring automatic investments	$25.00
Maximum cash investments
Maximum monthly investment	$100,000.00
Dividend reinvestment options
Reinvest options	Full or Partial, minimum 10%
Fees
Investment fees
Initial enrollment (new investors only)	$10.00
Dividend reinvestment	2% up to max of $1.00
Check investment (per investment)	$2.50
ACH investment (per investment)	$1.50
Dividend cash purchase broker commission (per share)	$0.10
Optional cash purchase/open market (per share)	$0.10
Sales fees
Batch Order (per transaction)	$15.00
Market Order (per transaction)	$25.00
Limit Order Day (per transaction)	$30.00
Sale trading commission (per share)	$0.10
Other Plan Fees
Direct deposit of sale proceeds (per request)	$5.00
Returned ACH fee (per return)	$35.00
Returned check fee (per check)	$35.00
Non-Sufficient Funds fee (per item)	$35.00

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell our common stock in any state where the offer or sale is not permitted. You should assume that the information contained in the prospectus is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

DUKE ENERGY CORPORATION
COMMON STOCK
(par value $0.001 per share)
PROSPECTUS
January 27, 2025

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution (Estimated):
SEC Filing Fee (Actual)	$40,070.31
Printing Costs	$15,000.00
Legal Fees and Expenses	$5,000.00
Accounting Fees	$50,000.00
TOTAL	$110,070.31
Item 15.   Indemnification of Directors and Officers.
Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under section 174 of the Delaware General Corporation Law (the “DGCL”) for unlawful payment of dividends or stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides that no director of ours shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such an exemption from liability or limitation thereof is not permitted under applicable law.
Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding: (1) if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled to indemnification for such expenses in any event. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by our certificate of incorporation or bylaws, a vote of shareholders or disinterested directors, agreement or otherwise.
Under the DGCL, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

Our bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us), by reason of the fact that such person is or was a director or officer of us, or is or was a director or officer serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
Our bylaws further provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of us, or is or was a director or officer of us serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith, and in a manner such person reasonably believed to be in or not opposed to our best interests except that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
However, our bylaws provide that we will only provide indemnification pursuant to the bylaws (unless ordered by a court) if such indemnification is authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in the bylaws. Such determination is to be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of directors who are not parties to such action, suit or proceeding designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the shareholders. Such determination is to be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on our behalf. To the extent, however, that a present or former director or officer of ours has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.
Our bylaws further provide that except for proceedings to enforce rights to indemnification, we will not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors.
The indemnification and advancement of expenses provided by, or granted pursuant to, our bylaws are not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. It is our policy that indemnification shall generally be made to the fullest extent permitted by law. Our bylaws do not preclude indemnifying persons in addition to those specified in the bylaws but whom we have the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

We may also purchase and maintain insurance on behalf of any person who is or was a director or officer, or is or was a director or officer serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not we would have the power or the obligation to indemnify such person against such liability under the provisions of the bylaws.
Item 16.   Exhibits.
Exhibit No.	Exhibit
3.1*	Amended and Restated Certificate of Incorporation of Duke Energy Corporation (incorporated by reference to Exhibit 3.1 to Duke Energy Corporation’s Current Report on Form 8-K, filed on May 20, 2014, File No. 1-32853)
3.2*	Amended and Restated By-Laws of Duke Energy Corporation (incorporated by reference to Exhibit 3.1 to Duke Energy Corporation’s Current Report on Form 8-K, filed on December 19, 2023, File No. 1-32853)
5.1	Opinion of Elizabeth H. Jones, Esq.
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Duke Energy Corporation
23.2	Consent of Elizabeth H. Jones, Esq. (included in Exhibit 5.1)
24.1	Power of Attorney of certain officers and directors of Duke Energy Corporation
24.2	Resolution of Duke Energy Corporation regarding Power of Attorney
99.1*	Duke Energy Corporation InvestorDirect Choice Plan — Optional Investments Over Maximum Monthly Amount (incorporated by reference to Exhibit 99 to Duke Energy Corporation’s Registration Statement on Form S-3, filed October 1, 2013, File No. 333-191494)
107	Calculation of Registration Fee Table

*
Previously filed and incorporated herein by reference thereto.

Item 17.   Undertakings.
(a)   The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however,

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Duke Energy Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on January 27, 2025.
DUKE ENERGY CORPORATION
By:
/s/ Lynn J. Good*

Name:
Lynn J. Good

Title:
Chair and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Lynn J. Good* Lynn J. Good	Director and Chair and Chief Executive Officer (Principal Executive Officer)	January 27, 2025
/s/ Brian D. Savoy* Brian D. Savoy	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 27, 2025
/s/ Cynthia S. Lee* Cynthia S. Lee	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	January 27, 2025
Directors:
/s/ Theodore F. Craver, Jr.* Theodore F. Craver, Jr.	Independent Lead Director	January 27, 2025
/s/ Derrick Burks* Derrick Burks	Director	January 27, 2025
/s/ Annette K. Clayton* Annette K. Clayton	Director	January 27, 2025
/s/ Robert M. Davis* Robert M. Davis	Director	January 27, 2025
/s/ Caroline D. Dorsa* Caroline D. Dorsa	Director	January 27, 2025
/s/ W. Roy Dunbar* W. Roy Dunbar	Director	January 27, 2025

Signature	Title	Date
/s/ Nicholas C. Fanandakis* Nicholas C. Fanandakis	Director	January 27, 2025
/s/ John T. Herron* John T. Herron	Director	January 27, 2025
/s/ Idalene F. Kesner* Idalene F. Kesner	Director	January 27, 2025
/s/ E. Marie McKee* E. Marie McKee	Director	January 27, 2025
/s/ Michael J. Pacilio* Michael J. Pacilio	Director	January 27, 2025
/s/ Thomas E. Skains* Thomas E. Skains	Director	January 27, 2025
/s/ William E. Webster, Jr.* William E. Webster, Jr.	Director	January 27, 2025

*
The undersigned, by signing her name hereto, does hereby sign this document on behalf of the registrant and on behalf of each of the above-named persons indicated above by asterisks, pursuant to a power of attorney duly executed by the registrant and such persons, filed with the Securities and Exchange Commission as an exhibit hereto.

By: /s/ Elizabeth H. Jones Attorney-in-Fact	January 27, 2025